Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2015, except for Note 16 which is as of April 27, 2015, relating to the financial statements of HTG Molecular Diagnostics, Inc. (the “Company”) appearing in the Company’s registration statement on Form S-1 originally filed with the Securities and Exchange Commission on December 30, 2014, as amended (File No. 333-201313). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Phoenix, Arizona

December 3, 2015